FIRST MODIFICATION TO EMPLOYMENT AGREEMENT
THIS FIRST MODIFICATION (“MODIFICATION”) is incorporated into and made a part of the December 20, 2011 Agreement between Employer and Executive.
AGREEMENT MODIFICATION

1.
Employer agrees to modify Section 2 (d) to be titled “Personal Expense allowance” and will increase the monthly automobile allowance of $600 to $750 per month and add additional monthly personal expense of $1,800/month (for a total personal expense allowance of $2,550 per month). This shall become effective as of August 1, 2012.

In Witness Whereof, the parties have executed this Modification as of August 20, 2012.

FIRST COMMUNITY BANK OF PLAINFIELD By: /s/ William Pommerening William Pommerening, Chairman	EXECUTIVE By: /s/ Donn P. Domico Donn P. Domico 10907 Moose Ln. Orland Park, IL 60467